ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) effective April 14, 2006 (the “Effective Date”) is made by and between China Kangtai Cactus Bio-Tech Inc. (the “Company”) and Avenndi Limited Liability Company(“Avenndi”).

A. Services. Avenndi shall provide to the Company the services set forth in paragraph 1 of Exhibit A in accordance with the terms and conditions contained in this Agreement.

B. Term. Unless terminated in accordance with the provisions of Section E hereof, the services provided by Avenndi to the Company shall be performed during the period set forth in paragraph 2 of Exhibit A.

C. Payment for Service Rendered. For providing the Advisor services as defined therein, the Company shall pay Avenndi the consideration described in paragraph 4 of Exhibit A.

D. Nature of Relationship. Avenndi is an independent contractor. Avenndi will not act as an agent nor shall it be deemed an employee of the Company for the purposes of any income tax withholding, FICA taxes, unemployment benefits, insurance coverage or otherwise. Avenndi shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.

E. Termination. Either party hereto may terminate this Agreement at their respective convenience upon 5 days written notice and mutual agreement of both parties.

F. Miscellaneous.

1. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties consent to personal jurisdiction of the federal and state courts within California and service of process being effected by registered mail sent to the address set forth at the end of this Agreement.

2. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the parties thereto. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy there under shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy there under preclude any other or further exercise thereof or the exercise of any other right or remedy granted thereby or by any related document or by law.

3. This Agreement, including Exhibit A attached hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

4. Avenndi will be relying on the accuracy and reliability of the statements, data, and information provided by the Company. Avenndi has not been engaged to perform accounting services and will not perform a formal compilation, review or audit on any financial statements, forecasts or other data provided by the Company.

IN WITNESS WHEREOF, the parties have executed this Advisor Agreement as of the date set forth above.

Avenndi, LLC
By: ________________
John G. Kennedy, Managing Director
Date: April 14, 2006

China Kangtai Cactus Bio-Tech Inc.
By:_____________________________

ChengZhi Wang, General Manager

Date: April 14, 2006

EXHIBIT A
1. Description of Services; Avenndi shall study the Company’s business activities, attributes, key value drivers and related industry sectors to develop a corporate profile and executive summary clearly communicates the Company’s strategy and growth potential. Avenndi shall collaborate with management and its advisors to develop the Company’s corporate materials to accord with the new positioning. In addition, Avenndi will recommend various corporate strategies and or actions aimed to improve the Company’s overall business image and value.

Avenndi will be responsible for assisting in the developing the following documentation as part of this engagement. Such documentation will be developed based upon information, statements provided by management or provided by Avenndi and agreed upon, reviewed, and approved by management for inclusion.

Deliverables:

Strategic Positioning Analysis: a Power Point Presentation reviewing strategic positioning options, suggested strategic initiatives, and overall recommendations with respect to developing a strong business profile.

Company Overview: a 1-2 page summary

Information Memorandum: 9-11 pages (may be longer with appendix) discussing the overall business opportunity, business description, and a discussion of overall business model and related business units. Let them know this will be concise and too the point. Anything longer is just fluff and not needed.

Power Point Summary: a side presentation of the overall business opportunity

Website Makeover: recommendations on text and enhancements for an English version website. The text and messaging of the new website will need to be repositioned to fit the Company’s improved positioning.

2. Timeframe
The initial time frame agreed upon for services to be performed is 6-8 weeks and may be extended by mutual written agreement.

3. Avenndi shall report to: Mr. ChengZhi Wang, General Manager; and Mr. Jinjiang Wang, CEO and Chairman of the Board.

4. Consideration for services:
Avenndi will receive a consulting fee of $5,000 USD and 6,000 S-8 shares.

⑀ An initial cash payment of $3,000 and issuance of stock by April 21st 2006.

⑀ A final payment of $2,000 USD will be paid within 0-4 weeks of completion and delivery of the final materials or by June 30th.

Initials:
Avenndi, LLC	China Kangtai Cactus Bio-Tech Inc.

John Kennedy, Managing Director	ChengZhi Wang, General Manager